Exhibit 16.1

October 19, 2005

Securities and Exchange Commission

450 Fifth Street, NW

Washington, DC 20549

Re: File No. 001-31292

Ladies and Gentlemen:

We have read the statements made by Empire Financial Holding Company (copy attached), which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company’s Form 8-K report dated October 19, 2005. We agree with the statements concerning our Firm in such Form 8-K, except that we are not in a position to agree or disagree with the Company’s statement that the decision to change accountants was approved by the Registrant’s Audit Committee.

/s/ Sweeney, Gates & Co.

Sweeney, Gates & Co.